Exhibit 10.1

Forward Investments, LLC

email: DougShooker@,post.harvard.edu

1416 North Donnelly Street

Mt. Dora, FL 32757

Phn (310) 490-6640

Mr. Tim Larkin Chief Financial Officer InterCloud Systems, Inc. 238 N.E. 1st Avenue, Suite 208 Delray Beach, FL 33444	8/3/15

Dear Tim:

Reference is made to the following securities (the "Forward Securities") by and between InterCloud Systems, Inc. ( "ICLD") and Forward Investments, LLC ("Forward") for (i) a note for $825,000 dated January 10, 2014, (ii) a note for $2 million dated March 24, 2014, (iii) a note for $3 million dated Feb 4, 2014, (iv) a note for $650,000 dated January 1, 2014, (v) a note for $2,645,000 dated March 4, 2015, (vi) a note for $1,728,485 dated March 4, 2015, (vii) a note for $389,787 dated January 1, 2015, and (viii) a Put Option Agreement dated March 3, 2015.

Forward agrees not to convert into ICLD common stock any portion of the Forward Securities (except the $1,728,485 note and the $389,787 note which Forward retains the right to convert at any time) until the earlier of (a) the date upon which ICLD and Forward mutually agree that Forward may convert such portion of the Forward Securities into common stock or (b) the date which is 61 days after Forward unilaterally notifies ICLD that it intends to convert any portion of the Forward Securities. However, notwithstanding anything to the contrary contained herein, in the event of the occurrence of a Fundamental Transaction, as that term is defined in the Forward Securities, Forward retains the right to convert the Forward Securities at any time.

ICLD represents to Forward that the conversion price into common stock applicable to all of the Forward Securities as of the date of this letter is $1.58/share. Finally, reference is made to the restriction referred to in the Forward Securities with regard to Forward not increasing its ownership of ICLD common stock above 19.99% in the absence of shareholder approval to the extent such approval is necessary ("the 19.99% Restriction"). ICLD agrees that nothing contained in the Forward Securities, including but not limited to the 19.99% Restriction or any requirement for shareholder approval, precludes Forward from selling or requiring the purchase of all or any portion of the Forward Securities on an as converted basis in a Fundamental Transaction at the then applicable conversion price (which ICLD represents is $1.58/share as of the date of this letter). Furthermore, ICLD agrees that nothing contained in the Forward Securities, including but not limited to the 19.99% Restriction or any requirement for shareholder approval, precludes Forward from sequentially converting portions of the Forward Securities into ICLD common stock at the then applicable conversion price (which ICLD represents is $1.58/share as of the date of this letter) and selling such stock resulting from such conversion as long as Forward does not at any time own more than 19.99% of the outstanding common shares of ICLD.

Sincerely,

Mr. Douglas Shooker
Manager, Forward Investments, LLC

In Agreement With the Foregoing:

/s/ Tim Larkin
Name: Tim Larkin
Title: Chief Financial Officer
InterCloud Systems, Inc.

.